Exhibit 99.6(a)(b)


                    Opinion and Consent of Thomas P. McArdle

                                   Ameritas Variable Life Insurance Company Logo
                                       5900 "O" Street, Lincoln, Nebraska  68510

February 24, 1997



Ameritas Variable Life Insurance Company
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska  68501


Gentlemen:


This opinion is furnished in connection with the registration by Ameritas Variable Life Insurance Company of Nebraska of a flexible premium variable life insurance policy ("Contract") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 15 to Registration Statement No. 33-30019 on Form S-6 describes the Contract. The form of Contract was prepared under my direction and I am familiar with the Registration Statement and Exhibits thereto. This contract was developed and filed under Securities and Exchange Commission Rule 6e-3(T), as interpreted at this time by the SEC staff. In my opinion:


     The  illustrations  of death  benefits  and cash values  included in
     the section entitled   "Illustrations of  Death  Benefits  and  Cash
     Values"  in  the  Appendices  of  the  prospectus,   based   on  the
     assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to prospective purchasers of the Contract for male age 35, than to prospective purchasers of the Contract for other ages or for females.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 15 to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,



/s/ Thomas P. McArdle

Thomas P. McArdle
Assistant Vice President and
Associate Actuary